Exhibit 99.14

Consent of Independent Registered Public Accounting Firm

The Board of Directors/Trustees

Voya Series Fund, Inc. and Voya Equity Trust

We consent to the use of our report dated July 25, 2014, with respect to the financial statements of Voya Large Cap Growth Fund, a series of Voya Series Fund, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Representations and Warranties” in the Proxy Statement/Prospectus.

We also consent to the use of our report dated July 25, 2014, with respect to the financial statements of Voya Growth Opportunities Fund, a series of Voya Equity Trust, incorporated herein by reference, and to the references to our firm under the headings “Representations and Warranties” and “Financial Highlights” in the Proxy Statement/Prospectus.

Boston, Massachusetts

June 4, 2015